Exhibit 10.49

SHARE PURCHASE AGREEMENT

by and between

on one side

SPAR INTERNATIONAL LTD. and

SPAR GROUP INTERNATIONAL, INC.

as Sellers, and, on the other side,

JK CONSULTORIA EMPRESARIAL LTDA.

as Purchaser,

and, as intervening and consenting parties

SGRP BRASIL PARTICIPAÇÕES LTDA.

JONATHAN DAGUES MARTINS

and, as guarantors

SPAR BRASIL SERVIÇOS DE MERCHANDISING E TECNOLOGIA S.A.

SGRP SERVIÇOS LTDA.

SPAR BRASIL SERVIÇOS LTDA.

SPAR BRASIL SERVIÇOS TEMPORÁRIOS LTDA.

PLUS TRADE DO BRASIL PRESTAÇÃO DE SERVIÇOS LTDA.

________________________________

March 26, 2024

TABLE OF CONTENTS

1.         Definitions and Interpretation         3

1.1.         Defined Terms         3

1.2.         Rules of interpretation         8

2.         Transaction         10

2.1.         Purchase and Sale         10

2.2.         Purchase Price         10

2.3.         Taxes and Remittance Costs         10

3.         Conditions Precedent         11

3.1.         Parties’ Conditions Precedent         11

3.2.         Sellers’ Conditions Precedent         12

3.3.         Purchaser’s Conditions Precedent         12

3.4.         Waiver of Conditions Precedent         13

3.5.         Cooperation         13

4.         Closing         14

4.1.         Closing         14

4.2.         Pre-Closing Acts         14

4.3.         Acts at Closing; Closing Deliverables         15

4.4.         Simultaneous Actions and Further Assurances         16

5.         Representations and Warranties         16

5.1.         Representations and Warranties of Sellers         16

5.2.         Representations and Warranties of Purchaser         18

5.3.         Waiver of Certain Representations and Warranties         19

6.         Indemnity         20

6.1.         Indemnification         20

6.2.         Limits on Indemnification         21

6.3.         Notice of Loss; Direct Claims; Third Party Claims         22

6.4.         Payment of Indemnifiable Losses         23

6.5.         Tax Effect of Payments         23

6.6.         Sole Remedies         23

6.7.         No Double Recovery         23

6.8.         Survival of Indemnification Obligation         24

7.         Additional Obligations and Covenants         24

7.1.         Further Actions; Ordinary Course of Business         24

7.2.         Public Announcements.         26

7.3.         Confidentiality         26

7.4.         Replacement of the Sellers as Representatives Before Governmental Authorities         27

7.5.         Tail         28

7.6.         Non-withhold of Payments         28

7.7.         Financial Reporting         29

7.8.         Use of the “SPAR” Trademarks         29

7.9.         SPAR Website         30

7.10.         Sellers’ Release         30

7.11.         Purchaser, Company and Business Companies’ Release         31

7.12.         Intervening Parties.         31

7.13.         No Shop & Fiduciary Out         32

7.14.         Existing Arbitration         32

7.15.         IP Rights         33

8.         Termination         33

8.1.         Grounds for Termination without Cause         33

8.2.         Effect of Termination         34

8.3.         Break-up Fee         34

9.         Choice of Law; Dispute Resolution         35

9.1.         Choice of Law         35

9.2.         Dispute Resolution         35

10.         Miscellaneous         36

10.1.         Entire Agreement         36

10.2.         Successors and Assignees         37

10.3.         Severability         37

10.4.         Amendments         37

10.5.         Waivers         37

10.6.         Expenses         37

10.7.         Notices         38

10.8.         Counterparts; PDF Signatures         39

* * *SHARE PURCHASE AGREEMENT

This share purchase agreement (“Agreement”), dated March 26, 2024 (“Execution Date”), is entered into by and between the following parties (“Parties”):

on one side, as sellers,

(i)

SPAR INTERNATIONAL LTD., a company organized and existing under the laws of the Cayman Islands, with its registered office at PO Box 32322, 4th Floor, Century Yard, Elgin Avenue, Cricket, George Town, Cayman Islands, enrolled with the Brazilian Taxpayers’ Registry (CNPJ/ME) under No. 25.351.383/0001-73 (“SPAR International”), hereby represented by its attorney-in-fact, Ms. Maria Alice Nogueira de Sá Pikielny Schmuziger, Brazilian, divorced, business manager, bearer of Identity Card RG No. 18437471-6, SSP/SP, registered with CPF/MF under No. 263.572.288-93, residing in the city of São Paulo, state of São Paulo, with a business address in the same city, at Rua Joaquim Floriano, No. 243, suite 72, Itaim Bibi, ZIP Code 04.534-010;

(ii)

SPAR GROUP INTERNATIONAL, INC., a company organized and existing under the laws of the State of Nevada, with its registered office at 202 South Minnesota Street, 89703 NV, Carson City, Nevada, United States of America, enrolled with the Brazilian Taxpayers’ Registry (CNPJ/ME) under No. 25.181.567/0001-32 (“SPAR Group” and, together with SPAR International, “Sellers”), hereby represented by its attorney-in-fact, Ms. Maria Alice Nogueira de Sá Pikielny Schmuziger, as qualified above;

on the other side, as purchaser,

(iii)

JK CONSULTORIA EMPRESARIAL LTDA., a Brazilian limited liability company, with its registered office at Rua Cubatão, 320, 5th floor, Vila Mariana, ZIP Code 04.012-911, in the City of São Paulo, State of São Paulo, enrolled with the Brazilian Taxpayers’ Registry (CNPJ/ME) under No. 22.119.968/0001-74, herein represented pursuant to its articles of association (“Purchaser” or “JK Consultoria”).

as intervening and consenting parties,

(iv)

SGRP BRASIL PARTICIPAÇÕES LTDA., a Brazilian limited liability company with its registered office at Rua Cubatão, 320, 5th floor, Room 3, Vila Mariana, ZIP Code 04.012-911, in the City of São Paulo, State of São Paulo, enrolled with the Brazilian Taxpayers’ Registry (CNPJ/ME) under No. 25.037.586/0001-90, herein represented pursuant to its articles of association (“Company”); and

(v)

JONATHAN DAGUES MARTINS, Brazilian, single, with more than 18 years old, businessman, residing and domiciled in the City of São Paulo, State of São Paulo, at Rua Arapore, 655, Jardim Guedala, ZIP Code 05608-001, bearer of the identity card RG No. 32 731423 issued by SSP/SP and enrolled with the Brazilian Individual Taxpayers’ Registry (CPF/ME) under No. 300.588.148-25 (“Jonathan”).

And, as guarantors,

(vi)

SPAR BRASIL SERVIÇOS DE MERCHANDISING E TECNOLOGIA S.A., a Brazilian corporation with headquarters in the City of São Paulo, State of São Paulo at Rua Cubatão, 320, 5th floor, Room 01, Vila Mariana, ZIP-code 04.012-911, enrolled with the Brazilian Taxpayers’ Registry (CNPJ/MF) under No. 26.071.622/0001-02 (“SPAR Brasil”);

(vii)

SGRP SERVIÇOS LTDA., a Brazilian limited liability company with headquarters in the City of São Paulo, State of São Paulo at Rua Cubatão, 320, 5th floor, Room 02, Vila Mariana, zip-code 04012-911, enrolled with the CNPJ/MF under No. 26.520.012/0001-30 (“SGRP Serviços”);

(viii)

SPAR BRASIL SERVIÇOS LTDA., a Brazilian limited liability company with headquarters in the City of São Paulo, State of São Paulo at Rua Cubatão, No. 320, 5th floor, Vila Mariana, ZIP Code 04.012-911, enrolled with the Brazilian Taxpayers’ Registry (CNPJ/MF) under No. 04.285.644/0001-24 (“SPAR BS”).

(ix)

SPAR BRASIL SERVIÇOS TEMPORÁRIOS LTDA., a Brazilian limited liability company with headquarters in the City of São Paulo, State of São Paulo at Rua Coronel Xavier de Toledo, No. 114, Centro, ZIP Code 01048-902, enrolled with the Brazilian Taxpayers’ Registry (CNPJ/MF) under No. 02.859.937/0001-42 (“SPAR BST”); and

(x)

PLUS TRADE DO BRASIL PRESTAÇÃO DE SERVIÇOS LTDA., a Brazilian limited liability company with headquarters in the City of São Paulo, State of São Paulo at Rua Coronel Xavier de Toledo, No. 114, Rooms 211 to 215, Centro, ZIP Code 01.048-902, enrolled with the Brazilian Taxpayers’ Registry (CNPJ/MF) under No. 26.096.401/0001-80 (“Plus Trade” and, together with SPAR Brasil, SPAR BST, SPAR BS, and SGRP Serviços, “Business Companies”).

RECITALS

(i)

Whereas, on the date hereof, the Sellers are the sole holders and lawful owners of 100% (one hundred percent) of the shares representing the capital stock of the Company, fully subscribed and paid-in, free and clear of any Liens (“Shares”), allocated among them as follows:

Seller	Shares	%
SPAR International	4,999	99,98
SPAR Group	1	0,02
Total	5,000	100

(ii)

Whereas, subject to the terms and conditions set forth in this Agreement, especially the fulfillment (or waiver, as the case may be) of the Conditions Precedent (as defined below), Purchaser wishes to acquire the Shares from Sellers, and Sellers wish to sell and transfer the Shares to Purchaser, on the Closing Date (the “Transaction”);

(iii)

Now, therefore, in consideration of the mutual promises, covenants, and agreements contained herein, which, together with any exhibits and schedules attached hereto, constitute an integral part of this Agreement, the Parties agree as follows.

1.    Definitions and Interpretation

1.1.	Defined Terms

1.1.1.

For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms used in this Agreement and not defined in its preamble or sections shall have the meanings ascribed to them below:

“Acquisition Financing” has the meaning ascribed to it in Section 4.2.1.

“Acquisition Financing Notice” has the meaning ascribed to it in Section 4.2.2.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation.

“Agreement” has the meaning ascribed to it in the Preamble.

“Affiliate” (including, with correlative meaning, the term “Affiliated”) means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, and any fund or investment vehicle, regardless of its nature/purpose, which is administered and or managed by such specified Person; and, also, with respect to any Person that is an individual, a spouse (whether current or former), co-vivant, parent, sibling (by birth or adoption), lineal descendants or ascendants up to the third degree of consanguinity.

“Alternate Transaction” has the meaning ascribed to it in Section 7.13.1.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery, anti-corruption (governmental or commercial), terrorism financing or money laundering, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the Law No. 12,846/2013, Decree No. 11,129/2022, the ordinances and normative instructions issued by the Controladoria Geral da União – CGU under the terms of the law and decree described above, Decree-Law No. 2,848/1940 (Brazilian Criminal Code), Law No. 9,613/1998 (Brazilian Anti-Money Laundering Law), Law No. 12,683/2012 (Brazilian Anti-Money Laundering Prevention Law), Law No. 8,429/1992 (Brazilian Administrative Improbity Law), Law No. 8,666/1993 and Law No. 14,133/2021 (Brazilian Public Biddings Laws), and Law No. 12,813/2012 (Brazilian Law on Conflict of Interest).

“Arbitration Center” has the meaning ascribed to it in the Section 9.2.1.

“Arbitration Settlement” has the meaning ascribed to it in Section 4.2.4.

“Brazilian Withholding Tax” means the withholding Tax applicable to the capital gain derived by Sellers upon the sale of the Shares pursuant to Federal Law No. 10,833 of December 29, 2003.

“Break-up Fee” has the meaning ascribed to it in the Section 8.3.1.

“Business Companies” means SPAR Brasil, SPAR BST, SPAR BS, SGRP Serviços, and Plus Trade when jointly referred.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of São Paulo, State of São Paulo, Brazil.

“Civil Code” means Law No. 10,406, of January 10, 2002, as amended.

“Closing” has the meaning ascribed to it in Section 4.1.1.

“Closing Date” has the meaning ascribed to it in Section 4.1.2.

“Commercial Registry” means the Commercial Registry of the State of São Paulo (JUCESP – Junta Comercial do Estado de São Paulo).

“Company” has the meaning ascribed to it in Preamble.

“Conditions Precedent” has the meaning ascribed to it in Section 3.2.1.

“Confidential Information” has the meaning ascribed to it in Section 7.3.1.

“Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”) means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor or by contract.

“Deducted Expenses” has the meaning ascribed to it in Section 4.2.5.

“Execution Date” has the meaning ascribed to it in Preamble.

“Existing Arbitration” means the arbitration proceeding No. 06/2024/SEC9, filed before the Centro Arbitral da Câmara de Comercio Brasil-Canadá and any other lawsuits or injunctions related to the Royalties Amount.

“Governmental Authority” means any governmental, regulatory, self-regulatory or administrative authority, department, board, agency or commission or any court, tribunal or judicial or arbitral body, of any applicable jurisdiction.

“Indemnified Party” has the meaning ascribed to it in Section 6.1.1.

“Indemnifying Party” has the meaning ascribed to it in Section 6.1.1.

“Interim Period” has the meaning ascribed to it in Section 7.1.3.

“JK Consultoria” has the meaning ascribed to it in the Preamble.

“Jonathan” has the meaning ascribed to it in the Preamble.

“JV Agreement” has the meaning ascribed to it in Section 7.1.5(a).

“Law” means applicable law and any statute, ordinance, code or other law, rule, self-regulation rule, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

“Long Stop Date” has the meaning ascribed to it in Section 8.1.1.

“Loss” has the meaning ascribed to it in Section 6.1.1.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, royalties, assignments, restrictions, security interest, right of first refusal or first offer, options, warrants, calls, commitments or other agreements limiting or restricting its transfer, or other encumbrance of any nature whatsoever in respect of such asset.

“Material Adverse Effect – Purchaser” means any act, fact, event, or omission, or series of acts, facts, events, or omissions, that cause (i) the filing for self-bankruptcy, judicial or extrajudicial reorganization, liquidation, or dissolution of the Purchaser or its Controller; (ii) the request of the Purchaser’s or its Controller’s bankruptcy that is not dismissed within the legal deadline; (iii) the judicial declaration of the Purchaser’s or its Controller’s bankruptcy; or (iv) an Order against the Purchaser and/or its Controller and/or respective managers – in the case of the Controller and respective managers, provided they act in the name or for the benefit of the Purchaser – as a result of alleged violation of Anti-Corruption Law.

“Material Adverse Effect – Sellers” means any act, fact, event, or omission, or series of acts, facts, events, or omissions, that cause (i) the filing for self-bankruptcy, judicial or extrajudicial reorganization, liquidation, or dissolution of the Company; (ii) the request of the Company’s bankruptcy that is not dismissed within the legal deadline; (iii) the judicial declaration of the Company’s bankruptcy; or (iv) an Order against any of the Sellers and/or any of their Controllers and/or respective managers – in the case of Controllers and respective managers, provided they act in the name or for the benefit of the respective Seller – as a result of alleged violation of Anti-Corruption Law.

“New Articles of Association” means the amendment to the Company’s articles of association to be executed at Closing, in the form of Exhibit 4.3.1(ii).

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Ordinary Course of Business” shall mean the ordinary and usual course of the Company’s business, conducted in a manner consistent with its respective past practices.

“Parties” has the meaning ascribed to it in the Preamble.

“Parties’ Conditions Precedent” has the meaning ascribed to it in Section 3.1.1.

“Permits” means all authorizations, approvals, permits or licenses of any Governmental Authority or an applicable market self-regulatory body with jurisdiction over the Company, required for the conduction of the business of a Person.

“Person” means any individual, partnership, firm, corporation, company, limited liability company, voluntary or other association, fund, condominium, trust, joint venture, unincorporated organization or other entity or Governmental Authority.

“Plus Trade” has the meaning ascribed to it in the Preamble.

“Purchase Price” has the meaning ascribed to it in Section 2.2.1.

“Purchaser” has the meaning ascribed to it in the Preamble.

“Purchaser’s Conditions Precedent” has the meaning ascribed to it Section 3.3.1.

“Purchaser’s Indemnified Persons” has the meaning ascribed to it in Section 6.1.3.

“Related Party” has the meaning set forth in the Pronunciamento Técnico CPC 5 do Comitê de Pronunciamentos Contábeis, approved by the Resolution No. 560/08 of CVM.

“Remittance Costs” has the meaning ascribed to it in Section 2.3.2.

“Representatives” means, with respect to one Person, its officers, managers, directors and employees which have powers to practice the referring act.

“Royalties Amount” means the amount of USD 2,012,969.00 (as converted to Brazilian Reais in accordance with the exchange rate informed by the Brazilian Central Bank at the Royalties Resolution Notice date) as per the royalty fee invoice issued by SPAR Group on December 31, 2023.

“Royalties Resolution Notice” has the meaning ascribed to it in Section 4.2.4.

“SEC” has the meaning ascribed to in Section 3.5.1.

“Sellers” has the meaning ascribed to it in the Preamble.

“Sellers’ Conditions Precedent” has the meaning ascribed to it in Section 3.2.1.

“Sellers’ Indemnified Persons” has the meaning ascribed to it in Section 6.1.2.

“SGRP Serviços” has the meaning ascribed to it in the Preamble.

“Shares” has the meaning ascribed to it in the Recitals.

“SPAR Brasil” has the meaning ascribed to it in the Preamble.

“SPAR BS” has the meaning ascribed to it in the Preamble.

“SPAR BST” has the meaning ascribed to it in the Preamble.

“Survival Period” has the meaning ascribed to it in Section 6.8.1.

“Tail” has the meaning ascribed to it in Section 7.5.1.

“Tail Period” has the meaning ascribed to it in Section 7.5.2.

“Tail Value” has the meaning ascribed to it in Section 7.5.1.

“Taxes” means all taxes, charges, fees, contributions, social contributions, labor related contributions, levies or other assessments (including related interest, penalties, fines and additions) imposed by any Governmental Authority of any jurisdiction, whether federal, state, municipal, or another political subdivision thereof.

“Third Party” shall mean any party, which is not a Party to this Agreement, including any Governmental Authority.

“Third-Party Claim” has the meaning ascribed to it in Section 6.3.2.

“Trademarks” has the meaning ascribed to it in Section 7.8.1.

“Transaction” has the meaning ascribed to it in the Recitals.

1.2.	Rules of interpretation

1.2.1.	The following rules shall apply to the interpretation of this Agreement:

(i)	References ‘to this Agreement’ refer to this Agreement as a whole, including its exhibits, schedules and amendments thereto.

(ii)	The words ‘hereof’, ‘herein’, ‘hereby’, ‘hereunder’ and words of similar import, when used in this Agreement, refer to this Agreement as a whole, and not to any particular provision of this Agreement.

(iii)	When a reference is made in this Agreement to a section, exhibit or schedule, such reference is to a section of, or an exhibit or schedule to, this Agreement.

(iv)	The table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meanings or interpretation of this Agreement.

(v)	Whenever the words ‘include’, ‘includes’ or ‘including’ are used in this Agreement, they are deemed to be followed by the words ‘without limitation’.

(vi)	The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, as well as to any of its genders.

(vii)	All terms defined in this Agreement shall have their defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein.

(viii)

References to any laws and regulations shall be construed as references to such laws and regulations as amended or re-enacted or as their application may be modified from time to time by other provisions (whether before or after the Closing Date).

(ix)	References to any document (including this Agreement) are references to such document as amended, consolidated, supplemented, novated or replaced from time to time.

(x)	References to a Person are also to its successors and permitted assignees.

(xi)

Except if otherwise indicated herein, references to any time or periods shall be considered as references to the number of days lapsed, considering that all time and periods provided herein are counted excluding the date of the event which caused the beginning of the said time or period and including the last day of the time or period in question. All terms and periods established in this Agreement that do not end on a Business Day, shall be automatically extended to the first subsequent Business Day.

(xii)

The information and disclosures contained herein shall be deemed to be disclosed and incorporated by reference in each other Sellers’ disclosure set forth herein as though fully set forth in such other schedule. In no event shall the listing of items or matters in the section be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement.

(xiii)

Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement, and this Agreement shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to put into effect the intentions of the parties hereto and this Agreement.

2.    Transaction

2.1.	Purchase and Sale

2.1.1.

On the Closing Date, in accordance with the terms and subject to the conditions of this Agreement, including the fulfillment (or waiver, as applicable) of the Conditions Precedent, Purchaser hereby, on an irrevocable and irreversible basis, agrees to purchase and undertakes to receive from Sellers, and Sellers hereby, on an irrevocable and irreversible basis, agree to sell and undertake to transfer, assign, and convey to Purchaser, 100% (one hundred percent), on a fully diluted basis, of the Shares directly held by Sellers on the Closing Date, free and clear of any Liens, along with the respective rights inherent to them. The number of Shares will be automatically adjusted to reflect any issuance or cancellation (as a result of any other capital increase or decrease, redemption or repurchase of shares or otherwise) until Closing, which shall not affect the overall Purchase Price set forth in Section 2.2 and subsequent applicable provisions.

2.2.	Purchase Price

2.2.1.

In consideration of the purchase of the Shares, Purchaser shall pay to Sellers a total amount of BRL 58,874,400.00 (fifty-eight million, eight hundred and seventy-four thousand and four hundred Brazilian reais) (“Purchase Price”), in a single installment due on Closing Date, and adjusted pursuant to Section 2.3 and Section 4.2.4.

2.2.2.

Except for the adjustments set forth in Section 2.3, Section 4.2.4 and Section 4.2.5, the Purchase Price payable by Purchaser in connection with the Transaction shall not be subject to post-Closing net debt and working capital adjustments.

2.2.3.

The Purchase Price shall be paid to the Sellers by means of wire transfers of immediately available funds in Brazilian Reais to their respective bank accounts and according to the allocation duly informed (2) Business Days after receiving the Acquisition Financing Notice from Purchaser.

2.2.4.

Evidence of the deposit by Purchaser of the Purchase Price into the bank accounts of the Sellers, shall serve as a receipt for all legal purposes and effects, and constitute full, general and irrevocable release and discharge granted by the Sellers in favor of the Purchaser, with waiver of all claims that may arise with respect to the amount reflected in the proof of deposit.

2.3.	Taxes and Remittance Costs

2.3.1.

The Parties acknowledge and agree that Federal Law No. 10,833 of December 29 and Federal Law No. 9,249 of December 26, 1995, 2003, as amended, requires that Purchaser withholds and pays on behalf of Sellers, as applicable, the amount of the Brazilian Withholding Tax levied on the sale of the Shares by Sellers. In view of the foregoing:

(i)

Sellers shall deliver to Purchaser within two (2) Business Days after receiving the Acquisition Financing Notice from Purchaser a statement with the amount and related calculation of the applicable Brazilian Withholding Tax at the time of payment of the Purchase Price. Purchaser shall (a) withhold from the Purchase Price the Brazilian Withholding Tax specified in writing by Sellers; (b) declare and make all filings in connection with the Brazilian Withholding Tax in accordance with applicable Tax Law and the procedures established in respect thereof by the applicable Governmental Authority; and (c) pay the amount of so withheld to the applicable Governmental Authority in compliance with the Brazilian Withholding Tax obligation.

(ii)

The withholding of the Brazilian Withholding Tax indicated by Sellers shall be made on the Closing Date based on the applicable rate and term set forth in applicable Law. Purchaser shall deliver to Sellers reasonably satisfactory written evidence to such Sellers that the amount withheld by Purchaser from the Purchase Price has been declared and paid to the applicable Governmental Authority in compliance with the Brazilian Withholding Tax obligation, including the DARF – Documento de Arrecadação de Receitas Federais forms prepared based on the calculation of the Brazilian Withholding Tax provided by Sellers.

(iii)

Sellers shall indemnify and hold Purchaser harmless from and against any losses, damages, liabilities, obligations, assessments, payments, costs and expenses, interest, penalties or fines that may be incurred by Purchaser arising from the miscalculation of the Brazilian Withholding Tax or from the assignment of any obligations by any of the Sellers to an Affiliate under Section 10.2.

2.3.2.

Notwithstanding the foregoing, the Parties hereby agree that any and all banking fees and other remittance expenses in connection with or arising from the payment of any amounts due by Purchaser to Sellers pursuant to this Agreement, shall be borne exclusively by Sellers, and shall be offset from any amounts due by Purchaser to Sellers under this Agreement (“Remittance Costs”), including, but not limited to the IOF Tax (Imposto sobre Operações Financeiras) levied on the conversion of BRL into foreign currency and on the applicable international wire transfers of funds.

3.    Conditions Precedent

3.1.    Parties’ Conditions Precedent

3.1.1.

The Closing and the obligation of the Parties to consummate the actions related thereto, as provided for in Section 4.3, are subject to the fulfillment, as per article 125 of the Civil Code, on or prior to Closing, of the following conditions (“Parties’ Conditions Precedent”):

(i)	Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered into any Law or Order that has the effect of prohibiting the consummation of the Transaction.

3.2.	Sellers’ Conditions Precedent

3.2.1.

The Closing and the obligation of the Sellers to consummate the actions related thereto, as provided for in Section 4.3, are subject to the fulfillment, as per article 125 of the Civil Code, on or prior to Closing, of the following conditions (“Sellers’ Conditions Precedent”):

(i)

Record of Royalty Payment Invoice. As officer of SPAR Brasil, Jonathan shall cause the accounting team of SPAR Brasil to record the Royalty Amount on the SPAR Brasil or the Business Companies’ financial books for 2023 as an expense as part of closing the 2023 financials as per the Exhibit 3.2.1 (i) until March 26, 2024, provided that Sellers shall take any and all necessary actions, and sign all documents and forms, required for implementing such condition precedent.

(ii)

Covenants and Obligations of Purchaser. Purchaser shall have performed and/or complied with all covenants and obligations required by this Agreement to be performed or complied with by it at or prior to the Closing.

(iii)

Representations of Purchaser. Each of the representations and warranties made by Purchaser in Section 5.2 shall be true and correct in all material aspects as of the date hereof and as of the Closing Date, as though made on and as of each of such dates (except in the case of any representation and warranty that, by its terms, is made as of a date specified therein, which shall be true and correct as of such date).

(iv)	Material Adverse Effect – Purchaser. A Material Adverse Effect – Purchaser shall not have occurred and is continuing.

3.3.    Purchaser’s Conditions Precedent

3.3.1.

The Closing and the obligation of the Purchaser to consummate the actions related thereto, as provided for in Section 4.3, are subject to the fulfillment, as per article 125 of the Civil Code, on or prior to Closing, of the following conditions (“Purchaser’s Conditions Precedent” and, together with the Parties’ Conditions Precedent and Sellers’ Conditions Precedent, the “Conditions Precedent”):

(i)	Sufficient Funds. Purchaser should have obtained the Acquisition Financing, or should have obtained any other funds, to pay the Purchase Price and complete the Transaction.

(ii)	Third Party Consents. The Business Companies shall have obtained the consents listed in Exhibit 3.3.1 (ii), which are necessary for the transfer of the Shares as a result of the Transaction.

(ii)

Covenants and Obligations of Sellers and Company. Sellers and the Company shall have performed and/or complied, with all covenants and obligations required by this Agreement to be performed or complied with by them at or prior to the Closing.

(iii)

Representations and Warranties of Sellers. Each of the representations and warranties made by the Sellers in Section 5.1.1 shall be true and correct in all material aspects, in each case as of the date hereof and as of the Closing Date, as though made on and as of each of such dates (except in the case of any representation and warranty that by its terms is made as of a date specified therein, which shall be true and correct as of such date);

(iv)	Material Adverse Effect – Sellers. A Material Adverse Effect – Sellers shall not have occurred and is continuing.

3.4.	Waiver of Conditions Precedent

3.4.1.

To the extent legally possible, (i) Purchaser and Sellers may jointly waive the satisfaction of any of the Parties’ Conditions Precedent, (ii) Purchaser may unilaterally waive the satisfaction of any of the Purchaser’s Conditions Precedent, and (iii) Sellers may unilaterally waive the satisfaction of any of the Sellers’ Conditions Precedent. Waivers of Conditions Precedent must be formalized in writing by the waiving Party(ies). The right of each of the Parties to waive certain Conditions Precedent pursuant to this Section 3.4.1 shall not affect such Party’s right to seek indemnification for Losses incurred pursuant to Section 6.

3.5.	Cooperation

3.5.1.

The Parties shall cooperate proactively and in good faith to fulfill all Conditions Precedent, including, without limitation, by providing documents and information whenever requested and/or necessary. Besides, the Purchaser and Jonathan (as officer of SPAR Brasil and according to its duties set forth by Law) agree to cooperate with the Company, the Sellers’ and their controlling shareholders in providing any necessary information requested by the US Securities and Exchange Commission (“SEC”) in relation to the Transaction, provided that such information shall be limited to those required by Law or by SEC.

4.    Closing

4.1.	Closing

4.1.1.

Subject to the terms and conditions set forth herein, including the fulfillment of the Conditions Precedent (or should they be waived, as provided for herein), the consummation of the obligations set forth in Section 4.3 (“Closing”) shall occur in the city of São Paulo, State of São Paulo, on a place and time to be mutually agreed among the Parties, within five (5) Business Days after the fulfilment or written waiver of the Conditions Precedent set forth in Section 3 are satisfied and/or waived (other than those which can only be satisfied upon Closing).

4.1.2.	Notwithstanding the above, the Parties may mutually agree to hold the Closing at any other time and/or place. The date on which Closing takes place, the “Closing Date”.

4.1.3.	The Parties may also request that the Closing be carried out remotely, by signing documents electronically or by granting powers of attorney to sign documents that are exclusively physical.

4.2.	Pre-Closing Acts

4.2.1.

Pursuant to Section 3.3.1(i), the Parties acknowledge and agree that Purchaser is negotiating with financial institutions a loan to secure payment of the Purchase Price and, therefore, for implementing the Transaction, subject to the terms and conditions set forth herein (“Acquisition Financing”).

4.2.2.

In the context of the Acquisition Financing, the Parties hereby acknowledge and agree that Purchaser may, at its sole discretion, request that (i) the Business Companies are party (debtors) or guarantors of the Acquisition Financing; and/or (ii) the Parties implement the acts set forth in Exhibit 4.2.2. Purchaser shall notify Sellers of the execution of a binding loan agreement to implement the Acquisition Financing within (1) Business Day (“Acquistion Financing Notice”), including a letter issued by the financial institution attesting that documents were signed and funds will be released upon Purchaser’s and/or the Business Companies’ request, as the case may be.

4.2.3.

Upon written request by Purchaser, Sellers hereby agree to take all necessary actions so that the Company approves the steps required for implementing the acts set forth in Exhibit 4.2.2, including, but not limited to corporate resolutions and/or amendments to this Agreement to include one or more of the Business Companies as purchaser of the Shares and/or causing the Business Companies to sign documents relating to the Acquisition Financing as debtors and/or guarantors.

4.2.4.

In case the Parties are not able to reach a settlement in relation to the Existing Arbitration during the Interim Period (the “Arbitration Settlement”), within three (3) Business Days prior to the Closing Date, Purchaser shall notify Sellers informing the Royalties Amount that shall be paid at Closing (“Royalties Resolution Notice”), in which case (i) SPAR Brasil shall pay SPAR Group as per the royalty fee invoice issued by SPAR Group on November 20, 2023; and (ii) the Purchase Price to be paid by Purchaser to Sellers in connection with the acquisition of the Shares shall be reduced by the Royalties Amount (including any Taxes relating to the Royalties Amount).

4.2.5.

Within two (2) Business Days prior to the Closing Date, Sellers shall deliver to Purchaser proof of payment of any costs, fees and expenses due by the Company in the context of the Existing Arbitration, including, but not limited to attorney and court fees. If Sellers fail to deliver such proof of payment, the Parties hereby acknowledge and agree that Purchaser is entitled to deduct an amount equivalent to BRL 383,027.12 (three hundred eighty-three thousand twenty-seven Brazilian Reais and twelve cents) to pay for such costs, fees and expenses (“Deducted Expenses”).

4.3.	Acts at Closing; Closing Deliverables

4.3.1.	On the Closing Date the following actions shall take place, all of which to be considered effective as if happened simultaneously:

(i)	Payment of the Purchase Price. Purchaser shall pay the Purchase Price to Sellers, as adjusted pursuant to Section 2.3, Section 4.2.4 and Section 4.2.5.

(ii)

Transfer of Shares. The Parties shall enter into an amendment to the articles of association of the Company in the form of Exhibit 4.3.1(ii) (the “New Articles of Association”), by means of which the Shares are transferred by Sellers to Purchaser in accordance with the terms set forth herein.

(iii)

Resignation and Election of Officers. Purchaser shall appoint new executive officers to the Company in replacement of its current officer, which should be addressed in the New Articles of Association. Sellers shall deliver to Purchaser signed originals of the written dismissals or resignation (with full discharge to the Company) of the officers of the Company and SPAR Brasil’s directors appointed by the Sellers in the form of Exhibit 4.3.1(iii), provided that in no event shall the Company or the Purchaser be required to pay any severance or other related amount to any such officers due to or in connection with such dismissals or resignations after the Closing.

(iv)	Power of Attorney. The Company shall grant a power of attorney with managerial powers to the individuals appointed by the Purchaser in the form of Exhibit 4.3.1 (iv).

(v)	Corporate Records, Guidelines and Internal Policies. Sellers shall deliver to the Purchaser all corporate and fiscal documents of the Company, as applicable.

(vi)	Change in Corporate Name. The Company shall change its corporate name to exclude any reference to “SGRP”, which should be addressed in the New Articles of Association, mentioned on Section 4.3.1 (ii).

(vii)

Closing Memorandum. The Parties shall enter into a Closing memorandum documenting the facts occurred at the Closing and declaring to each other that: (a) the declarations and warranties granted by each of them remain true and correct, under the terms set forth in Sections 5.1 and 5.2; (b) they have complied with all obligations prior to the Closing applicable to them; and (c) the other Conditions Precedent applicable to each of the Parties have been complied with (or waived, if legally permitted).

4.4.	Simultaneous Actions and Further Assurances

4.4.1.

All actions required to be taken at Closing shall be deemed to occur simultaneously. No Party hereto shall have any obligation to consummate any of the actions referred to in Section 4.3, unless all such actions shall have been consummated, with due regard to the provisions set forth in such Section, or waived by all the Parties in writing, and, if any Party fails to take any action required to be taken at Closing and such performance is not waived by the other Parties, all actions effectively taken at Closing shall be deemed null and void and each Party shall take such further action as may be reasonably required to undo and unwind any action taken at Closing.

4.4.2.

The Parties shall execute or cause to be executed, such other instruments of conveyance, assignment and transfer and will take or cause to be taken such other actions to consummate the Closing, provided that such action is in accordance with applicable Laws and/or Orders.

5.    Representations and Warranties

5.1.	Representations and Warranties of Sellers

5.1.1.	Sellers hereby represent and warrant to Purchaser that each of the following representations and warranties is, as of the date hereof, true and correct:

(i)

Capacity, Authorization and Binding Obligation. Sellers have all requisite legal power and authority to execute, deliver and perform their obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Sellers of this Agreement, and the consummation by Sellers of the transactions contemplated hereby, has been duly and validly authorized, and no other proceedings on the part of Sellers is necessary to authorize the execution, delivery and performance by Sellers of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sellers and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms (except as may be limited by Laws of general applicability relating to or affecting the rights of creditors generally).

(ii)

No Conflict or Violation. The execution, delivery and performance by Sellers of this Agreement, and the consummation by Sellers of the transactions contemplated hereby, (a) do not violate any Law to which the Sellers are subject, (b) do not require a consent or approval (other than those consents and approvals already obtained) under, conflict with, result in a violation or breach of, or constitute a default under any contract to which the Sellers are parties or by which their assets or properties may be bound or affected, and (c) do not violate the corporate documents of Sellers.

(iii)

Governmental Approval. No notification to, or authorization, consent or approval of any applicable Governmental Authority is required in connection with the execution, delivery and performance of this Agreement by the Sellers.

(iv)

Ownership of Shares. Sellers are the sole beneficial and record owners of, and have good, valid and marketable title to, all of the Shares, all of which fully paid in, free and clear of all Liens or any other restrictions on transfer. Upon consummation of the Transaction contemplated hereby, the Purchaser will own, directly or indirectly, all of the Shares, free and clear of all Liens. The Sellers are not obligated in relation to any Person according to any contract, commitment, or act to sell, assign, transfer, subscribe, acquire or alienate the Shares. All of the Shares were issued in compliance with applicable Laws, and none were issued in violation of any agreement, arrangement or commitment to which the Company is a party. As of this date, there is no existing instrument convertible into any shares or stock of the Company by Sellers or any Third Party.

(v)

Brokers’ Fees. No broker, investment banker or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Sellers or the Company.

(vi)

Legal Proceedings. As of the date hereof, the Sellers have not received any judicial or extrajudicial notice or summon about any Action against the Sellers that would, if adversely determined, impede or otherwise prohibit or make illegal the consummation of the Closing.

(vii)

Compliance. Sellers and their Representatives are in compliance with the Anti-Corruption Laws and have instituted and maintain adequate policies and procedures to promote and achieve compliance with such laws. Sellers have not been charged with or been subject to investigation for potential violations of Anti-Corruption Laws and there has been no facts or circumstances that may give rise to an investigation in relation to the Sellers or the Transaction.

(viii)

Holding Activities. The Company is solely a holding entity and does not engage in any operational activities, business transactions, or any form of commercial activity. The Company's primary purpose is the holding of interests in SPAR Brasil and except for the shares in the Business Companies, the Company does not hold any equity interest in another Person. The Company (i) has no employees; (ii) except as included in Exhibit 5.1.1(viii), is not party to any agreement executed after the date in which Jonathan ceased to be an officer of the Company (provided that, at the Closing Date, the Company shall have paid any and all amounts due in connection with the Private Instrument of Assignment of Credit and shall have obtained full release from the counterparties in connection with all of its obligations therein); and (iii) does not generate any revenue from its own operations. Its activities are limited to the ownership and management of its investments, and it does not intend to undertake any operational roles or engage in any business activities other than those directly related to its function as a holding entity.

(ix)

Knowledge of Facts. The Sellers and the Company are not aware of any facts, circumstances, acts, or situations, nor do they have any reason to believe that they exist or may come to exist, which in any way would impair, prevent, or affect the Transaction and the documents related to it.

5.2.	Representations and Warranties of Purchaser

5.2.1.

Purchaser hereby represents and warrants to the Sellers that each of the following representations and warranties is, as of the date hereof (except if reference to an specific date is included), true and correct:

(i)

Capacity, Authorization and Binding Obligation. Purchaser has all requisite legal power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby, have been duly and validly authorized, and no other proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except as may be limited by Laws of general applicability relating to or affecting the rights of creditors generally).

(ii)

No Conflict or Violation. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby, (a) do not violate any Law to which Purchaser is subject, (b) do not require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel any material contract to which Purchaser or any of its Affiliates is a party or by which its assets or properties may be bound or affected, and (c) do not violate the corporate documents of Purchaser.

(iii)

Governmental Approval. No notification to, or authorization, consent or approval of any applicable Governmental Authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

(iv)	Sufficient Funds. As of the Closing Date, Purchaser shall have sufficient immediately available funds, free and clear from any Liens, to perform its payment obligations under this Agreement.

(v)

Legal Proceedings. The Purchaser has not received any judicial or extrajudicial notice or summon about any Actions against Purchaser or any of its Affiliates that would, if adversely determined, impede or otherwise prohibit or make illegal the consummation by Purchaser of the transactions contemplated herein.

(vi)

Compliance. Purchaser and its Representatives are in compliance with the Anti-Corruption Laws and have instituted and maintain adequate policies and procedures to promote and achieve compliance with such laws. Purchaser has not been charged with or been subject to investigation for potential violations of Anti-Corruption Laws and there has been no facts or circumstances that may give rise to an investigation in relation to the Purchaser or the Transaction.

5.3.	Waiver of Certain Representations and Warranties

5.3.1.

The Sellers make no other representations or warranties whatsoever related to the Company or the Business Companies (whether respecting its value, business, assets, liabilities or otherwise), and none shall be implied, including in relation to the Business Companies; the Parties hereby absolutely, unconditionally, irrevocably and expressly waive every such representation and warranty in respect of the Business Companies.

5.3.2.

Except as expressly set forth in this Agreement, the Sellers make no representation or warranty whatsoever in respect of the Shares or otherwise, whether express or implied or by operation of Law, and none shall be implied; and the other Parties hereby absolutely, unconditionally, irrevocably, and expressly waive every such representation and warranty.

5.3.3.

Except as expressly set forth in this Agreement, the Sellers have not directly or indirectly made or otherwise provided, and the Purchaser and the Company have not received or acted or relied upon, any representation, warranty, promise, assurance or other agreement, understanding or information (whether written, electronic, oral, express, implied or otherwise) from or on behalf of the Sellers, any other Affiliate of the Sellers or any of their respective Representatives, in respect of any of the matters contained in this Agreement.

6.    Indemnity

6.1.    Indemnification

6.1.1.

Each Party, and its respective Affiliates and Representatives (each an “Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the other(s) Party(ies) (“Indemnifying Party”) for and against any and all losses, damages, claims, costs and expenses, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (subject to Section 6.2.2) (hereinafter a “Loss”), arising out of or resulting from (i) the breach of any representation or warranty made under this Agreement; or (ii) the breach of any covenant or agreement assumed under this Agreement.

6.1.2.

In addition to the indemnification provided for in Section 6.1.1, from and after the Closing, the Purchaser and the Company hereby jointly and severally indemnify, and on Sellers’ demand, shall reimburse, defend and hold harmless, the Sellers, their Affiliates and Representatives (each a “Sellers’ Indemnified Persons” or simply “Indemnified Party” when interchangeably with the above) harmless against any and all Losses arising from or in connection with:

(i)	acts, facts, events, Actions or omissions related to the Company or the Business Companies (or their activities) and originated from a date after the Closing Date;

(ii)

acts, facts, events, Actions or omissions related to the Business Companies (or their activities) that occurred prior to the Closing Date, regardless of whether or not they are known or unknown, ongoing or pending, disclosed or not disclosed during the negotiation of the Transaction;

(iii)

acts, facts, events, Actions or omissions related to or deriving from the Existing Arbitration and originated previously or after the Closing Date, including in what relates to the payment of the Royalties Amount and any reversal of its accrual by SPAR Brasil or the Business Companies, as applicable;

(iv)

acts, facts, events, Actions or omissions related to the Acquisition Financing, including any Losses suffered by the Business Companies as a result of the Acquisition Financing if prior to Closing; and

(v)

any act or omission by the Purchaser (and its Affiliates), the Company, the Business Companies and/or any of their respective Representatives constituting fraud, negligence, willful misconduct or a violation of applicable Law.

6.1.3.

In addition to the indemnification provided for in Section 6.1.1, from and after the Closing, the Sellers hereby jointly and severally agree to indemnify, and on Purchaser’s demand, shall reimburse, defend and hold harmless, Purchaser, its Affiliates and Representatives (each a “Purchaser’s Indemnified Persons” or simply “Indemnified Party” when interchangeably with the above) harmless against any and all Losses arising from or in connection with:

(i)

acts, facts, events, Actions or omissions related to the Company, its Affiliates (other than those of the Business Companies or their activities) or their activities that occurred prior to the Closing Date, even if the consequences of such acts, facts, events, Actions or omissions have occurred after the Closing Date, regardless of whether or not they are known or unknown, ongoing or pending, disclosed or not disclosed during the negotiation of the Transaction;

(ii)

costs, attorneys’ fees or expenses relating to the Existing Arbitration, which were assumed by the Company and/or its Affiliates prior to the Closing Date (provided that Sellers shall not indemnify for any Deducted Expenses); or

(iii)

any act or omission by the Sellers, the Company, its Affiliates prior to Closing (other than the Business Companies) and/or any of their respective Representatives constituting fraud, negligence, willful misconduct or a violation of applicable Law.

6.2.	Limits on Indemnification

6.2.1.

Locked Box. The Sellers shall not have any liability under this Agreement for any a Losses incurred by the Purchaser, and its respective Affiliates or Representatives, arising out of or resulting from any and all acts, facts, omissions, events and/or circumstances which relate to the Business Companies, or the relevant businesses, which occurred on or before the Closing Date, whether known or unknown, disclosed or not disclosed during the negotiation of the Transaction.

6.2.2.

No Consequential Damages. None of the Parties shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including moral damages, loss of future profits, revenue or income or loss of business opportunity relating to the breach or alleged breach of this Agreement, regardless of whether such damages were foreseeable, which shall not be considered a Loss for the purposes of this Agreement.

6.2.3.

Mitigation of Losses. Each Party hereto shall, and shall cause its respective Affiliates and Representatives to, take all reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses, and no Party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.

6.3.	Notice of Loss; Direct Claims; Third Party Claims

6.3.1.

Direct Claims. If an Indemnified Party determines a matter has given or could give rise to a right of indemnification under this Section 6, it shall give the Indemnifying Party written notice as per Section 10.7 below, in reasonable detail of such matter, stating the amount of the Loss, if known, and method of calculation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

6.3.2.

Third-Party Claims. If an Indemnified Party receives notice of any Action, audit or assessment against it or any Affiliate or Representative thereof (each, a “Third-Party Claim”), which may give rise to a claim for Loss under this Section 6, within 10 (ten) days of the receipt of such notice (or within such shorter period as may be required to permit the Indemnifying Party to respond to any such claim), the Indemnified Party shall give the Indemnifying Party written notice of such Third-Party Claim as per Section 10.7 below together with copies of all notices and documents served on or received by the Indemnified Party in respect thereof. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 10 (ten) days of the receipt of such notice from the Indemnified Party (or within such shorter period as may be required to respond to any such claim). If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party (i) may participate in such defense at its own expense; (ii) shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under its control relating thereto (or in the possession or control of any of its Affiliates or its or their Representatives or legal counsel) as it is reasonably requested by the Indemnifying Party or its counsel; and (iii) shall not pay, or permit to be paid, any part of such Third-Party Claim unless the Indemnifying Party consents in writing to such payment, the Indemnifying Party withdraws from the defense of such Third-Party Claim, or a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third-Party Claim. If the Indemnified Party assumes the defense of any such Third-Party Claim and at any time intends to settle such Third-Party Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such Third-Party Claim. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnifying Party’s prior written consent. The Indemnifying Party shall have the right to settle any Third-Party Claim for which (a) it obtains a full release of the Indemnified Party in respect of such Third-Party Claim and to the extent that the settlement is limited to monetary payments and does not create any kind of obligation or negative precedent to the Indemnified Party; or (b) to which settlement the Indemnified Party consents in writing, such consent not to be unreasonably withheld or delayed.

6.4.	Payment of Indemnifiable Losses

6.4.1.

Losses indemnifiable pursuant to this Section 6, if any, shall only become due for all purposes hereof after (i) final determination thereof (whether by mutual agreement of the Parties or pursuant to a final, binding on the Parties and non-appealable Order), or (ii) once a final, binding on the Parties and non-appealable Order is issued on the corresponding Third-Party Claim.

6.5.	Tax Effect of Payments

6.5.1.

Any amount to be paid to any Indemnified Party hereunder, pursuant to the terms of this Section 6 shall cause neutral Tax effects to such Indemnified Party, being either grossed-up by taxes or reduced by any tax shielding benefits, if and as applicable.

6.6.	Sole Remedies

6.6.1.

Except as otherwise expressly provided for in this Agreement, each of the Parties hereto acknowledges and agrees that (i) the indemnification provisions of Section 6 shall be the sole and exclusive remedies of the Parties for any breach of representation, warranty, covenant or agreement contained herein, and (ii) any and all claims arising out of or in connection with the transactions contemplated by this Agreement must be brought under and in accordance with the terms of this Agreement.

6.7.	No Double Recovery

6.7.1.

No indemnification shall be due and payable by a Party more than once to the same Indemnified Person in respect of the same Loss or the same triggering event, even if such Loss shall result from more than one indemnification claim under this Agreement or otherwise. The Parties agree that under no circumstances an indemnity claim for a Loss shall be claimed in more than one time by the same Indemnified Person. For the avoidance of doubt, in case a Loss is claimed and is permitted to be claimed under this Agreement, it shall not be claimed under any other Transaction related document notwithstanding any specific indemnification provision therein.

6.8.	Survival of Indemnification Obligation

6.8.1.

Subject to the provisions of this Agreement, the right of each Party to claim for any indemnification due under this Agreement shall remain in full force and effect for a period of five (5) years from the Closing Date (“Survival Period”). For the sake of clarity, with respect to any Third-Party Claim or a Direct Claim brought and informed within the Survival Period, the indemnification obligations hereunder shall remain in full force and effect until the final and unappealable decision of such claim, with the corresponding payment of the indemnification to the Indemnified Party.

7.    Additional Obligations and Covenants

7.1.	Further Actions; Ordinary Course of Business

7.1.1.

The Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, as may be required to carry out the provisions of this Agreement and consummate the Transaction.

7.1.2.

Each of the Parties shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain all necessary consents required to be obtained by it from Third Parties in connection with the transactions contemplated by this Agreement. Each of the Parties shall, and shall cause its Affiliates to, provide reasonable assistance to the other Party in obtaining such consents, including (subject to applicable confidentiality restrictions) providing such financial and other information as shall be reasonably requested by such Third Parties. The Parties acknowledge and agree that neither the Sellers nor any of its Affiliates shall have any obligation to pay money or give any guarantee or other consideration in connection with obtaining of such consents or approvals.

7.1.3.

From the Execution Date until and up to the earlier of the Closing Date or the termination of this Agreement (“Interim Period”), the Company shall, and Sellers shall cause the Company to, be operated strictly in the Ordinary Course of Business, including with respect to all material obligations before any Third Party, and the Company shall, and Sellers shall procure that the Company, abstain from doing any of the following without prior written consent of the Purchaser, except as otherwise required by law or this Agreement:

(a)	enter into any transaction or assume any obligations with any Third Party or Related Party, except in the Ordinary Course of Business;

(b)

acquire any business entity by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entering into any type of association or joint venture with Third Parties;

(c)	grant of any kind of guarantee or security in any amount in favor of any Third Party or Related Party, except when guaranteeing obligations of the Company if required by an Order;

(d)	merge, spin-off, or carry-out any other business combination involving the Company, or any restructure of their businesses and activities;

(e)	incur or commit to incur any indebtedness or any capital expenditure;

(f)	waive or release any material right or claim;

(g)

issue, sell, pledge or otherwise encumber any share of the Company or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of the Company, except for the documents related to this Transaction;

(h)	declare and/or pay dividends or interest on capital, or make any payments to Sellers at the level of the Business Companies;

(i)

unless required by Law, make, change or revoke any material Tax election, adopt or change any method of Tax accounting, file an amended Tax return, enter into any agreement with any Governmental Authority with respect to Taxes, or settle a Tax claim or assessment; and

(j)	undertake any actions causing to, or leading to a bankruptcy, a reorganization and/or an insolvency.

7.1.4.	During the Interim Period, the Purchaser authorizes the Company and the Sellers to proceed with the following acts, provided that such acts do not relate or involve any of the Business Companies:

(a)	proceed with the payment of dividends;

(b)	proceed with the Company’s capitalization (increase of capital with the issuance of new shares) to capitalize accumulated profits or debts with the Company’s shareholders.

7.1.5.	During the Interim Period, the Parties agree that an Arbitration Settlement shall only be entered with mutual agreement of all the parties to the Existing Arbitration.

7.1.6.	During the Interim Period, the Parties and the Company acknowledge and agree that:

(a)

neither the Company, nor Purchaser shall exercise the put/call option provision set forth in Section 30(b) of the Joint Venture Agreement executed on September 14, 2016, by and among the Company, Purchaser and a third shareholder (“JV Agreement”);

(b)

the Company shall not remove Jonathan from his position as CEO of the Business Companies and member of the Board of Directors of SPAR Brasil, and Sellers shall take all necessary actions so that the Company does not remove him; and

(c)

except for Actions for enforcing the terms and conditions of this Agreement, Purchaser, on one side, and Sellers and the Company, on the other side, agree not to initiate any Actions against the other Party, in their capacity of direct or indirect shareholders of SPAR Brasil (and to take all necessary actions to avoid that any director or officer appointed by it initiate an Action).

7.2.    Public Announcements.

7.2.1.

The Parties shall not make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby without the prior written consent of both Sellers and Purchaser, unless such press release or public announcement is otherwise required by Law or applicable stock exchange regulation, in which case, the Parties shall, to the extent practicable, consult with Sellers and Purchaser as to the timing and contents of any such press release, public announcement or communication. Both Parties agree that all statements about this Agreement and other Party will be positive and supportive.

7.3.    Confidentiality

7.3.1.

The Parties agree that the existence and terms of this Agreement, as well as all documents and information exchanged by the Parties (including in any due diligence or independent investigations conducted by Purchaser, its Affiliates and respective Representatives and advisors) and all negotiations conducted by them in connection with the Transaction (“Confidential Information”) shall be considered confidential and shall not be disclosed to any Third Parties without the prior written consent of Sellers and Purchaser, except (i) if determined by Law or by an Order, as per the reasonable opinion of its legal counsel; (ii) to their respective Affiliates, Representatives or advisors involved in the Transaction, and only for the purposes and within the limits of the accomplishment of the Transaction; and (iii) for purposes of consummating the Conditions Precedent and/or the Transaction.

7.3.2.

If any Party becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information, such Party shall provide Sellers and Purchaser with prompt prior written notice of such requirement and, to the extent reasonably practicable, cooperate with them to obtain a protective order or similar remedy to cause the Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. If such protective order or other similar remedy is not obtained, the Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its reasonable best efforts to obtain assurance that confidential treatment will be accorded to such disclosed Confidential Information.

7.3.3.	The confidentiality obligation undertaken under this Section 7.3 shall survive for the period of 5 (five) years from the date hereof.

7.3.4.

Sellers agree and acknowledge that Purchaser may disclose all or part of the terms and conditions of this Agreement to Third Parties in the context of the Acquisition Financing, exclusively for the purposes of implementing the Transaction, and under confidential basis.

7.3.5.

Purchaser agrees and acknowledges that Sellers and/or their Affiliates may from time to time (i) publicly disclose information that would otherwise be confidential, including (without limitation) the existence and progress of the proposed Transaction, and terms of the proposed sale, and the closing, modification, or abandonment of the proposed Transaction to comply with SEC’s requirements, and (ii) make SEC filings and issue press releases and/or any other public communications related thereto. If any publicly disclosure is to be made before Closing, Sellers agree to inform Purchaser in advance about such disclosure and information that will be publicly available.

7.4.    Replacement of the Sellers as Representatives Before Governmental Authorities

7.4.1.

Within 60 (sixty) days from the Closing Date, Purchaser shall replace the Sellers and its Representatives from any positions they hold representing the Company before Brazilian Governmental Authorities. Without limiting the foregoing, Purchaser and its Affiliates shall indemnify the Sellers for any Losses originated from acts, facts, events, Actions or omissions that occurred after the Closing Date incurred by them as a result of their positions as Representatives of the Company before Governmental Authorities.

7.5.    Tail

7.5.1.

In the event that, subsequent to the Closing of the Transaction, the Purchaser, its Affiliates or any successor or assignee sells the Company or any of the Business Companies to a Third Party at a higher price than the Purchase Price paid to the Sellers, the Purchaser shall be obligated to pay to the Sellers a tail fee, even if the Sellers are not directly involved in the transaction (“Tail”). The Tail fee shall be calculated by the difference between the Purchase Price set forth in this Agreement and the price at which the Company or its Affiliates were subsequently sold to the Third Party (“Tail Value”).

7.5.2.

This Tail obligation shall be applicable in case the Purchaser, its Affiliates or any successor or assignee enters a binding agreement to sell the Company or any of the Business Companies until December 31, 2024 (“Tail Period”).

7.5.3.

For the purposes of calculating the amount due to the Sellers, the Tail Value shall include all amounts effectively paid to Purchaser and/or its partners and Affiliates at closing of the sale for a Third Party or thereafter, according to the terms of the relevant binding agreement, and deducted by any Taxes due and costs and expenses incurred by Purchaser and/or its partners and Affiliates in the context of such sale.

7.5.4.

Without limiting the foregoing, the Parties hereby acknowledge and agree that they are party to a JV Agreement, which Purchaser understands that may grant rights to a Third Party. If, after the Closing Date, any Third Party claims any rights under the JV Agreement to participate in the Transaction, Purchaser shall be the sole responsible to negotiate with such Third Party and the Parties agree that this shall not be interpreted as a trigger to this provision.

7.6.    Non-withhold of Payments

7.6.1.

Except for any payments in connection with the Brazilian Withholding Tax, the Remittance Costs, the Royalties Amount and the Deducted Expenses, the Purchaser and the Company shall not be entitled to withhold the payment of any amount due to Sellers under this Agreement or any other indemnification for any reason whatsoever and irrespective of any claim the Purchaser or the Company and/or their Affiliates may have respecting any claim for any breach or default by, or indemnification from, the Sellers; and the Purchaser and the Company each hereby agree that they will not reduce such amounts or other obligations to Sellers by any setoff, right of recoupment, abatement or other reduction or for any reason whatsoever.

7.6.2.

The Sellers shall not be entitled to withhold the payment of any amount due to Purchaser under this Agreement or any other indemnification for any reason whatsoever and irrespective of any claim the Sellers and/or their Affiliates may have respecting any claim for any breach or default by, or indemnification from, the Purchaser; and the Sellers each hereby agree that they will not reduce such amounts or other obligations to Purchaser by any setoff, right of recoupment, abatement or other reduction or for any reason whatsoever.

7.7.	Financial Reporting

7.7.1.

Purchaser shall cause the Company to support, as needed and for a period of 1 (one) year from the Closing Date, the provision of reports or financial information in relation to the period ended at the Closing to Sellers’ shareholders to facilitate their financial statements or reporting.

7.8.	Use of the “SPAR” Trademarks

7.8.1.

Sellers agree that SPAR Brasil and the Business Companies will transition from the “SPAR” trademarks, logos, brands, content (i.e. website), image, trade dress, likeness and/or similar expressions, including, but not limited to, all the trademarks listed in Exhibit 7.8.1 (“Trademarks”) over a 18-month period from the Closing Date, during which SPAR Brasil and the Business Companies are authorized to use the Trademarks in Brazil. No additional amount shall be paid in connection with the use of the Trademarks during such period and the Business Companies shall be granted with all information needed to continue using the Trademarks during such period, exclusively in the territory of Brazil.

7.8.2.

Parties agree that in case any binding agreement is executed in relation to the sale of equity in the Business Companies to any Third Party (except for Third Parties which are already directly or indirectly shareholders of the Business Companies on this date) any Business Company using the Trademarks as per Section 7.8.1 should cease such use immediately. If Purchaser intends to continue using the Trademarks pursuant to Section 7.8.1 after such transaction, Purchaser shall notify Sellers about such transaction in advance to get Sellers’ approval (not to be unreasonably withheld) to continue using the Trademarks pursuant to Section 7.8.1. If Sellers fail to respond within thirty (30) days from receipt of such notice, Purchaser is entitled to continue using the Trademarks pursuant to Section 7.8.1.

7.8.3.

Upon expiration of the 18-month period as foreseen in Section 7.8.1. above or in the event of the sale of equity in the Business Companies as foreseen in Section 7.8.2. above, Business Companies shall (i) promptly return to Sellers all tangible media and copies thereof embodying the Trademarks and/or any intellectual property of the Sellers or of their corporate group in any way granted or licensed to Company; (ii) delete all copies of the Trademarks and said intellectual property on Company systems or otherwise stored digitally; (iii) remove and immediately cease using the Trademarks from its name, tradenames and social media and other internet listings; (iv) remove and immediately cease using the Trademarks in any new e-mail, letter, invoice, contract or other document or communication generated after such termination (including new version thereof).

7.8.4.

Company and Purchaser shall promote the transfer of ownership, by Toweb Brasil LTDA EPP to the entity indicated by the Sellers, of the domain sparbrasil.com.br and/or any other domain name bearing the Trademarks, provided that, upon expiration of the 18-month period set forth in Section 7.8.3, at the sole discretion of Sellers, Sellers must decide to either (i) grant that for three (3) years after such date, the domain names shall automatically redirect any user to a new website address informed by Purchaser to Seller; or (ii) transfer the domain sparbrasil.com.br to Purchaser or to one of the Business Companies at the Purchaser’s discretion.

7.8.5.

Sellers agree to provide on a non-fee basis the @sparinc email system for up to 90 days from Closing to allow use and conversion of files and contacts to a new email domain. If, upon prior written request from Purchaser and mutually agreed to by the Sellers, such term is to be extended, the Parties agree to negotiate customary commercial terms for the period of the extension.

7.8.6.

Immediately after the Closing Date, and for a period of 24 months from Closing, Sellers shall take all necessary actions to ensure that all messages sent to e-mail addresses of the commercial team and/or to generic e-mail addresses (e.g., comercial@sparinc.com) are redirected or forwarded to the Persons listed in Exhibit 7.8.6.

7.9.	SPAR Website

7.9.1.

Purchaser and Jonathan hereby agree that in thirty (30) days counted from the Closing, they should include a message in the Business Companies’ website (https://sparbrasil.com.br/ and any other website mentioning the “SPAR Group”) informing all customers and clients that the Business Companies are no longer part of the SPAR Group. Purchaser and/or Jonathan shall submit such message to Sellers’ analysis within twenty (20) days counted from the date of the Closing, and Sellers have to approve the content (not to be unreasonably withheld) of such message or suggest adjustments within five (5) days counted from the date they receive it from Purchaser and/or Jonathan.

7.10.	Sellers’ Release

7.10.1.

As of the Closing Date, the Purchaser, the Company and the Business Companies and their Affiliates (each a “Releasor”), agree not to sue and fully release and discharge each and every Seller Released Person (as defined below), with respect to and from any and all Losses, Liens, liabilities, covenants or claims, of whatever kind or nature in Law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which the Releasors now own, hold, will hold or have at any time owned or held against, provided that nothing in this Section 7.10.1 will be deemed to constitute a release by the Releasors of any of their rights or benefits under this Agreement. In furtherance of the foregoing, the Releasors hereby waive any and all rights and benefits conferred upon them by the provisions of Law and consent this release will be given full force and effect according to its terms and provisions, including those related to unknown, unsuspected or unmatured claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent such section is applicable to releases as this. “Sellers’ Released Person” means each Seller, its Affiliates (other than the Company), and their respective Representatives.

7.11.	Purchaser, Company and Business Companies’ Release

7.11.1.

As of the Closing Date, Sellers, on behalf of themselves and their Affiliates, agree not to sue and fully release and discharge the Purchaser, the Company, the Business Companies and their Representatives, with respect to and from any and all Losses, Liens, liabilities, covenants or claims, of whatever kind or nature in Law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which the Sellers now own, hold, will hold or have at any time owned or held against (including, but not limited to royalty fees similar to the Royalties Amount, if the Parties are not able to reach a settlement in relation to the Existing Arbitration during the Interim Period, except for the provided on Section 6.1.2(iii)), provided that nothing in this Section 7.11.1 will be deemed to constitute a release by the Sellers of any of their rights or benefits under this Agreement. In furtherance of the foregoing, Sellers hereby waive, on behalf of themselves and their Affiliates, any and all rights and benefits conferred upon them by the provisions of Law and consent this release will be given full force and effect according to its terms and provisions, including those related to unknown, unsuspected or unmatured claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent such section is applicable to releases as this.

7.12.	Intervening Parties.

7.12.1.

The Business Companies execute this Agreement as joint and several guarantors of Purchaser’s obligations, including the obligation to pay the Purchase Price. Parties agree for all purposes that, in case of Purchaser’s default under this Agreement, Sellers may enforce any rights under this Agreement against any of the Business Companies, to their sole discretion, and provided that Sellers comply with their obligation to implement the acts of the Closing.

7.12.2.

Jonathan hereby acknowledges, accepts and agrees to implement the acts set forth in Section 3.2.1(i), Section 3.5.1., Section 7.9, Section 7.13.3, and Section 7.14.3. Except for these acts, the Parties hereby acknowledge and agree, irrevocably and irreversibly, that Jonathan is not bound by any other terms and conditions of this Agreement and shall not be liable for any other obligation or liability set forth in this Agreement.

7.13.	No Shop & Fiduciary Out

7.13.1.

During the period from the Interim Period, none of the Parties shall and shall cause their Affiliates not to, directly or indirectly, approve, authorize, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any Person other than the other Party and their Affiliates concerning any transaction, or a series of related transactions, similar to the Transaction or that could in any way affect the Transaction contemplated herein (“Alternate Transaction”).

7.13.2.

Notwithstanding the provisions of Section 7.13.1, the relevant Party shall send a notice to the other Party as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with respect to an Alternate Transaction and shall describe in reasonable detail the identity of any such Person and, the substance and material terms of any such contact and the material terms of any such proposal.

7.13.3.

Jonathan and the Purchaser hereby represent and warrant they are not in contact with any potential buyer for the Company or the Business Companies and that they are not currently negotiating any Alternate Transaction, except in the context of a stock option plan to be implemented at the Business Companies’ level after the Closing.

7.14.	Existing Arbitration

7.14.1.

Parties agree that, after Closing, Purchaser shall be authorized to enter an Arbitration Settlement in relation to the Existing Arbitration, to the effect that such Arbitration Settlement effectively terminates the Existing Arbitration, as long as such Arbitration Settlement does not include any provision that:

(a)	challenges or reverses any accrual by SPAR Brasil of the Royalties Amount;

(b)

requires the Sellers or their Affiliates for any reason to pay any amount or assume, incur or accept any obligation of any kind to the Purchaser, the Company, the Business Companies, or any of their Affiliates or Representatives, or to any other Person;

(c)	exposes the Sellers or their Affiliates to any tax, legal or contractual challenge;

(d)	requires or cause the Sellers or their Affiliates to repudiate or abandon any of its positions;

(e)	requires or causes the Purchaser, the Company or the Business Companies to repudiate or abandon any of the positions of the SGRP Companies.

7.14.2.	Being the requirements listed in Section 7.14.1 above complied with, Sellers shall take all necessary acts necessary to effect the Arbitration Settlement upon request of Purchaser.

7.14.3.

While Parties do not enter an Arbitration Settlement, the Purchaser, the Business Companies and Jonathan shall fully align with and support the positions of the Sellers and their Affiliates now and hereafter taken in the Existing Arbitration, including (without limitation) each of those stated in the submissions presented by Sellers and the Company until this date. In this context, Purchaser and Jonathan shall take all reasonable and necessary steps to avoid or oppose, as applicable, any challenges or requests to reverse any accrual by SPAR Brasil of the Royalties Amount.

7.15.	IP Rights

7.15.1.	Parties agree that the Business Companies retain their rights to all “know how” developed by them and their own capabilities.

8.    Termination

8.1.	Grounds for Termination without Cause

8.1.1.	The Parties acknowledge that this Agreement is irrevocable and definitive and may only be terminated by the Parties prior to the Closing as follows:

(i)	by mutual written agreement of the Parties;

(ii)

until March 31, 2024, unilaterally by the Sellers in case the Royalty Amount is not recorded on SPAR Brasil or any of the Business Companies’ financial books for 2023 as part of closing the 2023 financials;

(iii)

by either Party in the event that any Governmental Authority shall have issued an Order or taken any other action which is in effect and has the effect of making the Transaction contemplated by this Agreement illegal, provided that such Order or other action shall have become final and unappealable; or

(iv)

unilaterally by the Sellers or Purchaser, at their own discretion, if the Closing shall not have been consummated on or before six (6) months from the Execution Date (“Long Stop Date”). The right to terminate this Agreement under this Section 8.1.1(iv) shall not be available to any Party whose breach of representation, warranty, obligation or agreement has been the cause of, or shall have resulted in, the failure of the Closing to occur on or before the Long Stop Date or the aforementioned extended period.

8.1.2.	The Party desiring to terminate this Agreement shall give prior notice of such termination to the other Party.

8.2.	Effect of Termination

8.2.1.

In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except that (i) Section 7.2 (Public Announcements), Section 7.3 (Confidentiality), this Section 8 (Termination), Section 9 (Choice of Law and Dispute Resolution) and Section 10 (Miscellaneous) shall survive any termination; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement occurring prior to such termination.

8.3.	Break-up Fee

8.3.1.

In the event of termination of this Agreement as provided in Section 8.1 as a result of willful misconduct (dolo) or gross negligence (culpa) by decision of the non-defaulting Party, the Party that caused the termination shall pay the other Party a compensatory penalty in an amount in Brazilian Reais equivalent to USD 1,000,000.00 (one million dollars) (“Break-up Fee”). Such defaulting Party shall not be liable for any other payment, including Losses, in addition to the penalty established in this Section. The Break-up Fee shall not reduce or be construed as a waiver of the right of the non-defaulting Party to require the enforcement of this Agreement according to its terms and conditions.

8.3.2.

In case Parties are not able to Close the Transaction because Purchaser and/or Jonathan fail to comply with Sellers’ Condition Precedent provided on Section 3.2.1(i), Purchaser shall reimburse Sellers for all costs incurred in attorneys’ fees in the negotiation of the Transaction up to the total amount of two hundred thousand Brazilian Reais (BRL 200,000).

8.3.3.

The Parties and the intervening parties hereby agree that, in the event of termination of this Agreement as provided in Section 8.1, (i) any and all costs, expenses or Taxes due, or payments made, in connection with the Royalty Amount shall be exclusively borne by the Company and Sellers; and (ii) Purchaser is hereby authorized and entitled to withhold the payment of any amount due to Sellers after termination of this Agreement for any reason whatsoever to set off any payments made in connection with item (i) of this Section 8.3.3.

8.3.4.

The Parties hereby acknowledge and agree that (i) the Condition Precedent set forth in Section 3.2.1(i) was negotiated in the context of the Transaction, and was included in the Agreement as an inducement for the Parties to enter into a transaction; and (ii) in no event, the commitment included in Section 3.2.1(i) means that Purchaser and/or the Business Companies recognize and/or agree that any amount is due to the Company, Sellers and/or their Affiliates in connection with the Royalty Amount and/or any royalty fee invoice issued (or that may be issued) by SPAR Group.

8.3.5.

In the event of termination of this Agreement as provided in Section 8.1, the Parties reserve their right to dispute any payments in connection with the Royalty Amount, including in the context of the Existing Arbitration and/or obtaining preliminary injunctions to protect their rights.

8.3.6.

In the event of termination of this Agreement as provided in Section 8.1 due to Sellers’ willful misconduct (dolo) or gross negligence (culpa), Sellers hereby jointly and severally agree to indemnify, and on Jonathan’s demand, shall reimburse, defend and hold harmless, Jonathan harmless against any and all Losses arising from or in connection with the actions taken by Jonathan (as officer of SPAR Brasil) for fulfillment of the Condition Precedent set forth in Section 3.2.1(i). The validity and effectiveness of this obligation is conditioned on Jonathan’s fulfillment of the obligations provided on Section 7.14.3.

9.    Choice of Law; Dispute Resolution

9.1.	Choice of Law

9.1.1.	This Agreement shall be governed by and construed in accordance with the Laws of Brazil.

9.2.	Dispute Resolution

9.2.1.

Submission to Arbitration. Any dispute among the Parties in relation to this Agreement that cannot be amicably resolved by the Parties within thirty 30 (thirty) days shall be submitted to arbitration, in accordance with Law No. 9,307 of 1996, by the Centro Arbitral da Câmara de Comercio Brasil-Canadá (the “Arbitration Center”), which is hereby elected to conduct the arbitration procedure. The arbitration shall be conducted in São Paulo-SP and shall follow the rules of the Arbitration Center then in effect.

9.2.2.

Summary Arbitration Procedure. ln cases where the matter in dispute does not exceed BRL 400,000.00 (four hundred thousand Brazilian reais), the arbitration decision shall be granted by only 1 (one) arbitrator appointed by mutual agreement of the parties within 7 (seven) days from the notice from the Arbitration Center. ln the event the parties are unable to appoint the arbitrator within such term, the President of the Arbitration Center will make the appointment. The arbitrator shall be fluent in Portuguese and English and the arbitration procedure shall be conducted in Portuguese. The parties hereby agree that the arbitrator shall necessarily be experienced in mergers and acquisitions transactions as a requirement for his or her appointment.

9.2.3.

Ordinary Arbitration Procedure. ln cases where the matter in dispute exceeds BRL 400,000.00 (four hundred thousand Brazilian reais), the arbitration decision shall be granted by 3 (three) arbitrators. Each party shall appoint one arbitrator and such appointed arbitrators shall select the third arbitrator, who shall act as the President of the arbitration panel. Such appointments shall be made within the terms and in accordance with the rules of the Arbitration Center and any arbitrator not appointed or not appointed within such terms will be appointed by the President of the Arbitration Center. Each of the arbitrators shall be fluent in Portuguese and English and the arbitration procedure shall be conducted in Portuguese. The parties hereby agree that each of the arbitrators shall necessarily be experienced in mergers and acquis1tions transactions as a requirement for his or her appointment.

9.2.4.

Costs of the Arbitration. All costs and expenses of the arbitration procedure, including the arbitrators' fees, will be paid by the non-prevailing party. In the event the arbitration award benefits both parties, such costs and expenses will be paid in the proportion determined in such award.

9.2.5.

Exclusive Remedy. Except for Injunctive or Other Provisional Relief. The dispute resolution procedures specified in this Section 9 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that either party may seek preliminary injunctions or other provisional judicial relief that may be necessary in the case of absolute and urgent necessity, or for the compulsory installation of the arbitration procedure. ln such cases, the injunction or relief shall be sought exclusively in the State Courts of the District of São Paulo, State of São Paulo, Bra1il, with express waiver of any other, no matter how privileged. Even in instances where a provisional judicial relief has been obtained, the merits of the matter in dispute will always be decided through the arbitration procedure.

9.2.6.

Parties in Arbitration. For purposes of this Section 9, in all cases there will be only 2 (two) parties to any arbitration. ln cases where more than 2 (two) parties are involved in the procedure, each party shall join one or more of the other parties, as determined by their common interests, for purposes of appointing arbitrators and conducting the arbitration procedure.

10.    Miscellaneous

10.1.	Entire Agreement

10.1.1.

This Agreement is irrevocable and definitive and constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all other agreements, understandings, negotiations and discussions of the Parties, whether oral or written.

10.2.	Successors and Assignees

10.2.1.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assignees of the Parties hereto. Except with respect to Section 6 of this Agreement, which shall inure to the benefit of each Indemnified Parties, all of whom are intended as express Third-Party beneficiaries hereof, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement. Except pursuant to Section 4.2.3, the Parties may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of Purchaser and Seller. Sellers are hereby authorized to assign the right to receive the Purchase Price under the terms of this Agreement to any Affiliate company, including SPAR Group Inc.

10.3.	Severability

10.3.1.

If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

10.4.	Amendments

10.4.1.	This Agreement may be amended, modified or supplemented only by a written mutual agreement executed by the Parties.

10.5.	Waivers

10.5.1.

The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, or privilege.

10.6.	Expenses

10.6.1.

All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses, provided that fees and disbursements of counsel, financial advisors and accountants engaged by the Company prior to the Closing Date shall be settled by Sellers prior to the Closing Date.

10.7.	Notices

10.7.1.

Any notices, requests, demands, or other communications to be given or made under this Agreement shall be in writing, and may be delivered by hand, e-mail, registered mail, courier service or registrar office to the recipient’s address specified in the preamble of this Agreement (or to such other address as such Party notifies in advance to the other Party from time to time) and will be effective upon receipt (unless such date is not a Business Day, in which case the date will be postponed to the first subsequent Business Day). Any changes to the addresses for notification set out hereunder must be sent to all Parties, failing which the non-receipt of such change shall exempt the notifying Party from sending to the new address.

For the Purchaser:

JK Consultoria Empresarial Ltda.

Address: Rua Cubatão, 320, 5th floor, Vila Mariana

São Paulo, SP, ZIP Code 04.012-911

E-mails: jdagues@sparbrasil.com

With copy to:

Machado, Meyer, Sendacz e Opice Advogados

Address: Av. Brigadeiro Faria Lima, 3200, 5th floor, Itaim Bibi

São Paulo, SP, ZIP Code 01.453-050

E-mails: ppinto@machadomeyer.com.br

rbatah@machadomeyer.com.br

For the Sellers:

SPAR INTERNATIONAL LTD.

SPAR GROUP INTERNATIONAL, INC.

Address: PO Box 32322, 4th Floor, Century Yard, Elgin Avenue, Cricket

George Town, Cayman Islands

E-mails: mmatacunas@sparinc.com

staff@pikielny.com.br

With copy to:

Souto Correa Advogados

Address: Av. Presidente Juscelino Kubitschek, 2041, Tower D

São Paulo, SP, ZIP Code 04.543-011

E-mails: rodrigo.tellechea@soutocorrea.com.br

isabelle.bueno@soutocorrea.com.br

(being understood that receipt of the notification by such recipient is for information purposes only, and should not be considered for notification purposes)

10.8.	Counterparts; PDF Signatures

10.8.1.

For all legal purposes, the Parties and the intervening and consenting party hereby acknowledge and agree that this Agreement and all related Exhibits and Schedules are electronically executed via the DocuSign platform, with or without the use of a digital certificate issued according to the Brazilian Public Key Infrastructure (ICP-Brasil), under the terms of the Brazilian MP No. 2200-2/2001: (a) is valid and effective among the Parties, faithfully representing all the rights and obligations agreed upon among them; (b) has evidential and probative value, as it is able to preserve the integrity of its content and is suitable to prove the authorship of the signatures of the signatory parties, who hereby renounce any right to claim otherwise and assume the burden of proof to prove otherwise; (c) is an extrajudicial enforceable title for all legal purposes and the provisions and obligations set forth herein are eligible for specific performance pursuant to articles 497 and 815 and thereon of the Code of Civil Procedure; (d) will be considered, for all purposes and effects, the date indicated herein, even if one or more Parties carry out the electronic signature at a later date; and (e) the place of signature is the City of São Paulo, Brazil, regardless of whether the digital and electronic signature is completed in a different place by one or more Parties. The Parties hereby waive the need of physical signatures and therefore any copy or reproduction of this Agreement and all related Exhibits and Schedules shall be considered as original pursuant to the applicable Law.

In witness whereof, the Parties, acting through their respective duly authorized representatives, have signed this Agreement, on the date first hereinabove written.

São Paulo, SP, March 26, 2024

[The remain of this page has been intentionally left blank. Signature pages follow.]

(signature page of the Share Purchase Agreement entered into on March 26, 2024)

Sellers:

SPAR International LTD. By: Maria Alice Pikielny Schmuziger	SPAR Group International, INC. By: Maria Alice Pikielny Schmuziger

Purchaser:

JK Consultoria Empresarial Ltda. By: Jonathan Dagues Martins

Intervening parties:

SGRP Brasil Participações Ltda. By: Maria Alice Pikielny Schmuziger	Jonathan Dagues Martins

Guarantors:

SPAR BRASIL SERVIÇOS DE MERCHANDISING E TECNOLOGIA S.A. By: Jonathan Dagues Martins	SGRP SERVIÇOS LTDA. By: Jonathan Dagues Martins

SPAR BRASIL SERVIÇOS LTDA. By: Jonathan Dagues Martins	SPAR BRASIL SERVIÇOS TEMPORÁRIOS LTDA. By: Jonathan Dagues Martins

(signature page of the Share Purchase Agreement entered into on March 26, 2024)

PLUS TRADE DO BRASIL PRESTAÇÃO DE SERVIÇOS LTDA. By: Jonathan Dagues Martins

Witnesses:

Name: Ana Beatriz Andrade dos Santos	Name: Antonio Calisto